EXH 4-15

COPY

DYNAMOTIVE BIOMASS RESOURCE CORPORATION

SHAREHOLDER AGREEMENT

THIS AGREEMENT is dated effective September 22, 2006

AMONG:

DYNAMOTIVE ENERGY SYSTEMS CORPORATION, a British Columbia Corporation, with offices at Suite 230 - 1700 West 75th Ave., Vancouver, British Columbia, Canada, V6P 6G2

("**DynaMotive**")

AND:

PENDANA LIMITED BVI, a British Virgin Islands Corporation, with offices at Palm Grove House, PO Box 438, Road Town, Tortola, BVI or its nominee

("**Pendana**")

AND:

DYNAMOTIVE BIOMASS RESOURCE CORPORATION, a British Columbia Corporation, with offices at Suite 230 - 1700 West 75th Ave., Vancouver, British Columbia, Canada, V6P 6G2

(the "**Corporation**")

WHEREAS:

A. The Corporation is a Canadian federal Corporation with offices at Suite 230 - 1700 West 75th Ave., Vancouver, British Columbia, Canada, V6P 6G2;

B. The authorized capital of the Corporation consists of an unlimited number of Common Shares

C. DynaMotive and Pendana wish to establish a corporate joint venture vehicle through which to secure biomass in Canada and to source project development opportunities and additional bio fuel and green credit pipeline opportunities, on the terms and subject to the conditions contained in this Agreement;

D. DynaMotive has identified and developed **six** project opportunities as set out in the attached Schedule A (collectively the "**DynaMotive Opportunities**") which it will sell to the Corporation on certain terms more particularly described herein;

E. the Parties hereto wish to enter into this Agreement to set forth their respective understandings as to the control, management and finance of the Corporation, the transfer and disposition of Shares and other matters hereinafter referred to;

F. DynaMotive and Pendana wish to secure biomass in markets outside Canada and to source project development opportunities and additional biofuel and green credit pipeline opportunities in such markets. Following the identification of such projects, DynaMotive and Pendana will consider the holding of such projects within a British Virgin Islands company.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

INTERPRETATION

Defined Terms

1.1 Where used herein or in any amendments hereto, the following terms shall have the following meanings:

(a) **"Act"** means the ***Canada Business Corporations Act*** as the same may be amended from time to time;

(b) **"Affiliate"** means one or more entities where one controls the other(s) or where each is under common control with another entity (in each case including direct and indirect control);

(c) **"Agreement"**, refers to this agreement, as the same may be amended from time to time and, except as otherwise expressly provided herein, not to any particular Part, Section or other portion of this Agreement;

(d) **"Authorized Purpose"** means such other actions and payments as are necessary or incidental to the Business;

(e) **"Arm's Length"** means **"arm's length"** as determined pursuant to the ***Canada Income Tax Act***;

(f) **"Biomass"** means naturally occurring or cultivated vegetative material which is suitable for conversion into a fuel including biooil produced by DynaMotive's patented pyrolisis technology. Biomass includes, but is not limited to, forestry and wood by-products, sugarcane bagasse, and other agricultural crops and residues.

(g) **"Board"** means the board of directors of the Corporation as constituted from time to time;

(h) **"Business"** has the meaning prescribed in section 3.1

(i) **"business day"** means any day which is not a Saturday, a Sunday or a statutory holiday in British Columbia;

(j) **"Common Shares"** means the common shares in the capital of the Corporation;

(k) **"Control"** and **"Controlled"** means "control" and "controlled", respectively, as determined pursuant to the Act;

(l) **"Corporation"** has the meaning attributed thereto in the description of the party of the third part herein;

(m) **"Institutional Lender"** means anyone of more of the following: a bank, a savings bank, a commercial bank, a loan company, a trust company or an insurance company, in each case having gross assets of $500 million or more;

(n) **"Interest Rate"** means an annual rate of interest equal to the prime interest rate charged by the Corporation's principal banker plus one per cent as determined on the last business day of each quarter, for that particular quarter;

(o) **"Operative Date"** means the date upon which this Agreement becomes effective;

(p) **"Party"** means a party to this Agreement;

(q) **"Person"** means "person" as defined in the Act;

(r) **"Person Related Thereto"** means, in respect of a Shareholder, any Person who is not at Arm's Length to such Shareholder or to any of such Shareholder's Affiliates;

(s) **"Shareholders"** means any Person who may become a shareholder of the Corporation in accordance with the terms of this Agreement; and

(t) **"Shares"** means all of the shares in the capital of the Corporation which are issued and outstanding from time to time, and any securities which may now or hereafter be convertible or exercisable into Shares in the capital of the Corporation;

Number and Gender

1.2 In this Agreement, unless the context indicates otherwise, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

Headings

1.3 The division of this Agreement into Parts and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Applicable Law

1.4 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Entire Agreement

1.5 This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of all or any of the parties hereto pertaining to the subject matter hereof and constitutes the entire agreement among the parties hereto pertaining to such subject matter.

Unanimous Shareholder Agreement

1.6 It is the intention of the parties hereto that this Agreement shall be a unanimous shareholder agreement for purposes of the Act.

Currency

1.7 All dollar amounts referred to in this Agreement or to be calculated pursuant to the terms hereof are in U.S. funds.

Business Day

1.8 In the event that any act is required hereunder to be done, any notice is required hereunder to be given, or any period of time is to expire hereunder on any day that is not a business day, such act shall be required to be done or notice shall be required to be given or the time shall expire on the next succeeding business day.

Conflicting Provisions

1.9 In the event of any conflict between the provisions of the articles or by-laws of the Corporation, as amended from time to time, and the provisions hereof, the provisions hereof shall prevail and the Shareholders agree to take all appropriate steps to amend the articles or by-laws as the case may be, to be consistent herewith.

PART 2

CONTROL AND MANAGEMENT OF THE CORPORATION

General

2.1 Each of the Shareholders covenants and agrees to vote or cause to be voted, at all times, all of the voting Shares which it may own or control up to a maximum of 49% of the voting rights attached to the entire issued share capital and to cause its nominees acting as officers or directors of the Corporation to act, at all times, in order that the provisions of this Agreement shall govern the business and affairs of the Corporation to the maximum extent

permitted by law. Each of the Corporation agree to be bound by the provisions herein contained which are within its control.

Directors

2.2 (a) The Board shall consist of four directors, two of whom shall be the nominees of DynaMotive, and two of whom shall be the nominees of Pendana.

(b) Each Shareholder shall be entitled to designate two full members of the board of directors and two alternate directors (one of whom shall be the senior alternate, the other the junior), each of whom may attend meetings of the board, provided that each Party shall be entitled to only two votes with respect to any matter concerning which a vote is to be taken.

(c) Each of the Shareholders agrees to vote its Shares for the nominee(s) of the other Shareholder in accordance with this §2.2 in any election of directors of the Corporation. Where a person ceases to be a director, such vacancy shall be filled as soon as practicable with a new nominee of the Shareholder who nominated the person who ceased to be a director. Each of the Shareholders agrees to vote its Shares or execute and deliver any resolution necessary to remove from the Board nominee(s) of the other Shareholder who cease to be director(s).

(d) DynaMotive's nominee to the Board shall be Chairman of the Board. The Chairman shall not have a second casting vote.

Deadlock resolution procedure

2.3 In the event that any matter has been considered at a duly convened meeting of the Board and has been approved by the DynaMotive nominees but not by the Pendana nominees (or vice-versa) then either DynaMotive or Pendana may serve a written notice (a "Deadlock Notice") on the other Parties stating that there is a "Deadlock" if:-

(a) both DynaMotive and Pendana have agreed in writing that a decision in relation to such matter is required to permit the Company to continue to carry on the Business in an effective manner (a "Deadlock Matter"); or

(b) if DynaMotive and Pendana have not agreed whether or not such matter is a Deadlock Matter within 10 Business Days of the date of the meeting of the Board at which such matter was considered, an independent firm of chartered accountants ("the Independent Firm") has determined that such matter is a Deadlock Matter.

2.4 If an Independent Firm is required for the purposes of this Clause 2, the Independent Firm shall be chosen and appointed by agreement between DynaMotive and Pendana provided that, if DynaMotive and Pendana have not chosen and appointed the Independent Firm within 10 Business Days of DynaMotive or Pendana (as the case may be) first serving notice on the other requesting the appointment of an Independent Firm for the purposes of this Clause 2, then either DynaMotive or Pendana may request the President of the Institute of Chartered Accountants in the Province of British Columbia to nominate the Independent Firm.

The Independent Firm shall be appointed as experts and not as arbitrators and the decision of the Independent Firm as to whether or not a matter is a Deadlock Matter shall be final and binding on the Parties for the purposes of this Agreement. The costs of the Independent Firm shall be borne by the Company.

2.5 Each of DynaMotive and Pendana shall be entitled to make written representations to the Independent Firm, within 10 Business Days of the date of appointment of the Independent Firm, as to why it considers that the relevant matter is or is not (as the case may be) a Deadlock Matter. Otherwise the Independent Firm shall be entitled to regulate the proceedings for reaching its determination as it thinks fit and the Parties shall:-

(a) ensure that the Independent Firm is granted full access, at reasonable times and on reasonable notice, to such information in relation to the Company and its business as the Independent Firm may require in order to make its determination; and

(b) reply as soon as reasonably practicable to any enquiries which the Independent Firm may reasonably make of any of the Parties in order to make its determination.

2.6 In the event of service of a Deadlock Notice, DynaMotive and Pendana shall ensure that their respective designated representatives are briefed about the matter the subject of the Deadlock as soon as reasonably practicable. DynaMotive and Pendana shall then procure that their respective designated representatives meet within 20 Business Days of the date of service of the Deadlock Notice with a view, each such designated representatives acting in good faith, to resolving the Deadlock.

Responsibility of Directors

2.7 Subject only to constraints specifically imposed by this Agreement, the Board shall be responsible and shall have authority for the supervision and management of the business and affairs of the Corporation.

Directors' Remuneration

2.8 Except with the consent of all Shareholders, no amount shall be payable by way of fees, salary, bonus or other remuneration to any director of the Corporation in his capacity as director.

Meetings of Directors and Shareholders

2.9 The Board shall meet at least quarterly and may meet as often as it considers necessary or advisable or upon the request of any of its members.

2.10 A written record shall be maintained of all resolutions adopted by the directors and of all business transacted at each meeting of the Board and a copy of the minutes of each meeting shall be provided to each director and alternate director.

2.11 A director or alternate director may attend and participate at a meeting of the Board by telephone or similar telecommunications device and where so in attendance shall be counted for the purposes of determining whether a quorum is present.

2.12 A written resolution signed by all directors or by alternates entitled to act in their respective place shall be as valid as if passed at a meeting of the Board.

2.13 Subject to §2.13, all questions proposed for the consideration of the Board at a meeting of the Board and all questions proposed for the consideration of the Shareholders at a meeting of Shareholders shall be determined by a majority of the votes cast on the question. A resolution in writing, signed by all of the directors or Shareholders entitled to vote on that resolution at a meeting of the Board or Shareholders, respectively, is as valid as if it had been passed at a meeting of the Board or Shareholders, respectively.

2.14 Notwithstanding anything to the contrary contained in the by-laws of the Corporation, at least fifteen calendar days prior written notice shall be given with respect to the calling of each in-person meeting of the Board (or a committee thereof) or the Shareholders, however teleconference meetings may be convened on 48 hours notice, unless the giving of such notice is waived by each director entitled to notice or each Shareholder entitled to notice, respectively. Such notice of meeting shall set out in reasonable detail the business to be considered at such meeting and no other business shall be transacted at such meeting without the consent of all of the directors or Shareholders, as the case may be.

Distributions to Shareholders

2.15 The Shareholders shall meet prior to any proposed declaration or payment of any dividends by the corporation or any other distribution to the shareholders by the Corporation and, in agreeing the dividend or distribution, will seek to minimize the tax payable by each Shareholder on payment of such dividend or distribution.

Officers

2.16 The officers of the Corporation shall consist of a President, a Secretary-Treasurer and such other officers as the Board may from time to time determine. All such officers shall have the duties and responsibilities set out in the by-laws of the Corporation or prescribed by the Board. The first officers shall be as follows:

President	- R. Andrew Kingston
Treasurer	- Michael D. Watson
Secretary	- Brian Richardson

Extraordinary Events

2.17 The following matters may be carried out only with the prior written consent of all Shareholders:

(a) the allotment or issuance of Shares or other securities of the Corporation or the granting of rights, warrants, options or other instruments entitling the holder, whether or not on a contingency, to purchase or receive Shares or other securities of the Corporation, or any instruments convertible, whether or not on a contingency, into any of the foregoing but providing such allotments or issuances of securities are to a party not dealing at arms-length with the Corporation or one of the Parties;

(b) any amendment to the articles or by-laws of the Corporation;

(c) any amalgamation, arrangement or change of jurisdiction of the Corporation;

(d) any sale, lease, exchange or other disposition of property or assets of the Corporation having a value in excess of $50,000 which is not in the ordinary course of business;

(e) the purchase, redemption or other acquisition by the Corporation of any Shares, except pursuant to §4.5;

(f) the entering into by the Corporation of any agreement with any Shareholder or any Person Related Thereto or the amendment of any such agreement, except a repurchase of shares by the Corporation pursuant to §4.5;

(g) the incurrence of any capital expenditure by the Corporation which is inconsistent with any capital budget approved by the Shareholders or, if no such budget has been approved, in excess of $100,000 per expenditure or $250,000 in the aggregate;

(h) the declaration or payment of any dividends by the Corporation or any other distribution to the Shareholders by the Corporation;

(i) the voluntary dissolution, liquidation or winding-up of the Corporation;

(j) any material change in the Business or the carrying on by the Corporation of any other business or operation;

(k) the borrowing by the Corporation of any amount;

(l) any mortgage, hypothecation, pledge or other creation of a security interest in any property of the Corporation, owned or subsequently acquired, to secure debt obligations of the Corporation;

(m) the entering into by the Corporation of any contract or other commitment:

(i) out of the ordinary course of the Corporation's Business; or

(ii) in the ordinary course of the Corporation's Business but involving the expenditure of money which is in excess of $100,000 and which has not otherwise been approved in the budget agreed by the Shareholders. .

(n) the payment by the Corporation, directly or indirectly, by means of salary, wage, commission, bonus, pension or profit-sharing plan or otherwise, of any remuneration to any Shareholder or any Person Related Thereto;

(o) the appropriation, directly or indirectly, of any funds or property of the Corporation in any manner whatsoever to or for the benefit of any Shareholder or any Person Related Thereto; or

(p) the acquisition by the Corporation of any other business or any interest therein, whether by purchase of shares or assets, or otherwise.

2.18 The following matters may be carried out only with the prior written consent of all Directors:

(a) any loans to, or guarantees of any obligations of, any Person by the Corporation;

(b) the giving by the Corporation, directly or indirectly, by means of loan, guarantee, provision of security or otherwise, of any financial assistance to any Shareholder or any Person Related Thereto;

(c) any change of the financial year of the Corporation; or

(d) any change of auditors or accountants of the Corporation.

PART 3

BUSINESS AND FINANCE OF THE CORPORATION

Business

3.1 Subject to and in accordance with the terms and conditions set out in this Agreement the purpose of the Corporation shall be to,

(a) monetize the biomass secured through the application of technical and financial principles applied to traditional hydrocarbon reserve valuations;

(b) to develop (bring into production) and market the biofuel output to the processed biomass; and

(c) to sell the developed biomass asset as a turnkey package for development by third parties.

(the "**Authorized Purpose**").

The Business shall be developed pursuant to a business plan to be prepared by committee of two persons comprised of a representative of each of the Shareholders and after consideration by the Board and Shareholders adopted by it with such changes as it deems reasonably necessary. Once adopted, the plan (the "Business Plan") shall serve as the basic operations plan for the

Corporation. The Business Plan shall include, but not be limited to, a budget for developing the Business, the manner of funding such activities and the anticipated sources of capital required. The Business activities of the Corporation shall be limited to those elements of the Business Plan which are already funded or for which funding appears very likely. Preparation of the Business Plan shall be a priority of the Shareholders and the Corporation after execution of this Agreement.

3.2 [has been intentionally omitted]

3.3 The Business shall include all research, development, improvement and other modification, experimentation, performance testing and market testing of Biomass and related services and processes, and to the investigation, consultation and provision of reports and advice to the parties with respect to the development of similar opportunities and the method of development and exploitation of Biomass.

3.4 Subject to §3.5, the Corporation shall commence business on or before September 21, 2006, and shall continue until December 31, 2016, unless earlier terminated,

(a) by the completion of the purpose intended; or

(b) by or under this Agreement.

The Corporation shall survive the bankruptcy or dissolution of one or both of the Shareholders. In the event a Shareholder is adjudged bankrupt or its liquidation or dissolution commences, the remaining Shareholder may purchase that first Shareholder's interest in the Corporation and in all patents, secrets and other property of the Corporation by refunding to that first Shareholder the aggregate amount of all contributions made by that first Shareholder to the Corporation under this Agreement.

Financial Contributions and Interests

3.5 On or before September 30, 2006:

(a) DynaMotive will purchase 510,000 shares of the Corporation for US$500,000 and will grant the Corporation the right to purchase the DynaMotive Opportunities for US$1.5 million;

(b) thereafter the Corporation will allot to Pendana 490,000 shares in consideration of the payment of US$2 million, receipt of US$500,000 of which is acknowledged prior to the date hereof;

(c) the Corporation will purchase the DynaMotive Opportunities from DynaMotive for US$1.5 million; and

(d) DynaMotive will lend US$1 million to the Corporation pursuant to the terms of a lease agreement to be executed by the Parties.

3.6 Each Party shall deposit the amounts to the account of the Corporation as its initial equity capital contribution. The account is to be established at a bank mutually agreed by the Shareholders.

3.7 Each of DynaMotive Opportunities may be repurchased by DynaMotive by the Corporation on request of DynaMotive for $250,000 if the Corporation does not take reasonable steps to protect and exploit the DynaMotive Opportunities within 12 months of the date of this Agreement.

3.8 All funds of the Corporation beyond those needed for current requirements shall be invested in interest bearing accounts or in the overnight market and all profits and interest thereby obtained shall accrue to the benefit of the Corporation and shall be applied to the payment of its operating and research and development costs.

3.9 On the Operative Date the respective interests of the Shareholders in the Corporation shall be as follows,

(a) DynaMotive 51%; and

(b) Pendana 49%.

Financial Year

3.10 Unless changed in accordance with §2.14(c), the financial year of the Corporation shall end on December 31.

Auditors

3.11 Unless changed in accordance with §2.14(d), BDO Dunwoody LLP shall be the auditors of the Corporation.

3.12 The Corporation shall keep and maintain complete, accurate and current financial records and shall prepare quarterly financial statements in accordance with generally accepted accounting principles, all such records and statements may be inspected by any director, alternate director or Party at any time and from time to time during the normal business hours of the Corporation.

3.13 The financial records and statements of the Corporation shall be audited at least annually, and a copy of the report of the auditors on the financial statements of the Corporation shall be provided to each party.

Bankers

3.14 Unless otherwise determined by resolution of the Board, the bankers of the Corporation shall be Canadian Imperial Bank of Commerce.

Borrowings

3.15 The Shareholders shall co-operate and use their continuing efforts to arrange borrowings from reputable or established banks or financial institutions on the most favourable terms and conditions to satisfy the financial requirements of the Corporation from time to time.

3.16 To the extent that the Corporation requires project funding or corporate funding which it is unable to secure from banks and financial institutions, then the Parties hereto shall be offered the opportunity to fund these needs by loans or otherwise. If each Party desires to fund, the funding shall be done on a 50:50 basis. A Party providing funding shall be entitled to security in the projects or assets funded and if both Parties fund, security shall be pari passu to the amounts each Party funds.

3.17 Pendana shall provide a US$20,000,000 line of credit which will be revolving and annually renewable to the Corporation. Any sums advanced under this facility shall be at Pendana's sole discretion, shall be repayable on demand and shall bear interest at 4% above the base rate of the Royal Bank of Scotland. Pendana shall be entitled to security in the projects or assets funded under this clause.

3.18 With regard to 3.17 above, the Parties shall agree upon specific criteria under which each biomass project will be assessed. These metrics will be the basis of the review by the Company and by Pendana for the acceptance or rejection of a potential project. Specifically, the Parties shall agree on benchmarks to be met at set stages including but not limited to: prospecting, finding, and securing the project; evaluating the quality of the biomass; evaluating the quantity of the biomass; determining the prospective conversion and handling costs; and determining of the enterprise value of the resource. These benchmarks will be applied at various stages including but not limited to at the point of prospecting, finding and securing biomass opportunities; at the point of evaluating the opportunities; and at the point of the development and sale of the biomass product. The parties shall also agree to a reasonable timeframe for each stage.

3.19 The criteria set forth in paragraph 3.18, shall inform and influence Pendana's assessment of the projects, but the criteria are not intended to automatically trigger any commitment. Clause 3.17 is the controlling clause.

Shareholder Loans and Guarantees

3.20 Except as contemplated herein, no Shareholder and no Person Related Thereto shall be required to loan any monies to the Corporation or guarantee any obligations of the Corporation. However, all such loans and guarantees which are made or given by a Shareholder shall, in addition to requiring the prior written consent of all Shareholders pursuant to §2.13, be subject to the following:

(a) all such guarantees shall be several, and not joint or joint and several;

(b) with the exception of funding provided under clause 3.19, all such loans shall be subordinated by the holders thereof to any loan made to the Corporation by any established bank or financial institution or any other Arm's Length lender; and

(c) interest on loans to the Corporation from any Shareholder or any Person Related Thereto shall accrue at the Interest Rate·

3.21 The Corporation shall receive financing primarily through arms-length loans unless otherwise agreed upon by the Shareholders in accordance with §2.13.

Books of Account

3.21 The Corporation shall at all times maintain proper books of account, which shall contain accurate and complete records of all transactions, receipts, expenses, assets and liabilities of the Corporation. The books of account and all papers, records and documents of the Corporation shall at all times during the continuance of this Agreement be open to inspection and examination by each of the Shareholders and their respective authorized representatives during regular business hours upon reasonable notice to the Corporation, with full power to make copies of any extracts from the whole or any part thereof.

PART 4

TRANSFER AND DISPOSITION OF SHARES

Restriction on Transfer

4.1 No Shares or any beneficial interest therein shall be sold, transferred, assigned, mortgaged, pledged, charged, hypothecated or otherwise encumbered or disposed of by any Shareholder except with the prior written consent of all Shareholders or as expressly required or permitted pursuant to the provisions of this Agreement.

Permitted Transfers

4.2 DynaMotive or any Affiliate of DynaMotive that becomes a Shareholder may at any time or from time to time transfer all or any portion of its Shares to an Affiliate of DynaMotive, and Pendana or any Affiliate of Pendana that becomes a Shareholder may at any time or from time to time transfer all or any portion of its Shares to an Affiliate of Pendana; provided, however, that as a condition precedent to any transfer in accordance with this §4.2, the transferee (a "**Permitted Transferee**") shall:

(a) execute and deliver an acknowledgment to the parties to this Agreement whereby the Permitted Transferee agrees to be bound by the provisions hereof as if the Permitted Transferee were an original party hereto; and

(b) provide evidence reasonably satisfactory to the Shareholders that it is an Affiliate of the transferor (the "**Transferor**") of the Shares being transferred.

Thereupon, the Permitted Transferee shall have the same rights, and shall be subject to the same obligations and restrictions, as the Transferor under this Agreement. Notwithstanding any transfer permitted pursuant to this §4.2, the Transferor shall continue to be liable to the other party or parties to this Agreement for any default in performance by the Permitted Transferee of

its obligations hereunder and the Transferor shall indemnify the other Party hereto against any loss, cost, damage or expense suffered or incurred as a result of any failure by the Permitted Transferee to comply with the provisions of this Agreement. Upon ceasing to be an Affiliate, the Permitted Transferee must transfer back to the Transferor all of its shares unless otherwise agreed by the other Party.

Share Certificates

4.3 Each share certificate of the Corporation shall be endorsed as follows:

> "This certificate is subject to and the shares represented by it are transferable only in compliance with a certain agreement dated the ◆ day of September, 2006 among ◆ as the same may be amended from time to time."

Death, Incapacity, Change of Control, Bankruptcy or Material Breach

4.4 In the event that any of the following events (an "**Event of Change**") should occur:

(a) a Shareholder commits an act of bankruptcy, becomes insolvent, goes into liquidation, makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency, or a bankruptcy petition is filed or presented against a Shareholder and is not contested in good faith and discharged within thirty days after it is filed or presented, or a receiver or similar officer is appointed for a Shareholder or for any substantial part of its or his property; or

(b) a Shareholder does, permits to be done or omits to do any act in material breach of this Agreement and fails to rectify the same within 30 days after the giving of a written notice by the non-defaulting Shareholder requiring such rectification;

then Dynamotive (if the Event of Change results from any of the aforesaid acts or omissions of or involving DynaMotive) or Pendana (if the Event of Change results from any of the aforesaid acts or omissions of or involving Pendana) (the "**Offeror**") shall be deemed to have offered to sell all of its Shares (the "**Offered Shares**") to the other Shareholder (the "**Offeree**"). Within 120 days after the Offeree becomes aware of the Event of Change (the "**Acceptance Period**") a notice (the "**Acceptance**") accepting the Offered Shares may be given by the Offeree to the Offeror. On the day which is the later of:

(i) 30 days after the delivery of the Acceptance; and

(ii) five days following the determination of the purchase price of the Shares in accordance with §5.1,

if the Offeree has given an Acceptance to the Offeror within the Acceptance Period, the Offeror shall sell the Offered Shares to the Offeree and the Offeree shall purchase the Offered Shares at the price determined pursuant to provisions of §5.1 and upon the other terms and conditions set

out in Part 5. In any other case, the deemed offer by the Offeror to sell the Offered Shares shall be null and void upon expiration of the Acceptance Period.

Notwithstanding the foregoing, if the Offeree so elects by written notice to the Offeror, the Offeror shall sell all or such portion of the Offered Shares as the Offeree so elects to the Corporation and the Corporation shall purchase such Shares at the price determined pursuant to the provisions of §5.1 and upon the other terms and conditions set out in Part 5; provided, however, that in such circumstances, all references to the purchasing Shareholder in Part 5 (other than in §5.5, which shall not apply in respect of any purchase of Shares hereunder by the Corporation) shall, in respect of any such Shares being purchased by the Corporation, be read and interpreted as referring to the Corporation.

Right of First Refusal

4.5 If any Shareholder (the "**Offeror**") desires to sell all, or any portion of its Shares (the "**Offered Shares**") to an Arm's Length third party, the Offeror shall first give a notice (the "**Notice of Sale**") to the other Shareholder (the "**Offeree**"):

(a) setting out the identity of the Arm's Length third party;

(b) setting out the proposed price and the proposed terms and conditions of the sale;

(c) attaching a copy of any offer received by the Offeror in respect thereof, and

(d) attaching an affidavit of the Offeror or its authorized officer, to the effect that the Offer is a bona fide binding offer which the Offeror wishes to accept,

whereupon the Offeror shall be deemed to have offered to sell the Offered Shares to the Offeree at the price and on the terms and conditions contained in the Notice of Sale. Within 30 days after the Offeree's receipt of the Notice of Sale (the "**Acceptance Period**") the Offeree may give a notice (the "**Acceptance**") to the Offeror accepting the Offered Shares, and:

(e) if the Offeree gives an Acceptance to the Offeror within the Acceptance Period, the Offeror shall sell the Offered Shares to the Offeree and the Offeree shall purchase the Offered Shares 30 days after the giving of the Acceptance at the price and on the terms and conditions set out in the Notice of Sale;

(f) in any other case (subject to compliance with §4.6), within 90 days after the expiration of the Acceptance Period, the Offeror may sell the Offered Shares to any Person at a price and on terms and conditions no less favourable to the Offeror than the price and terms and conditions set out in the Notice of Sale; and

(g) failure of the Offeree to reply to the Notice of Sale within the Acceptance Period shall be construed as a decision not to accept the offer to sell the Offered Shares under this Section; and

(h) if the consideration to be received by the Offeror from the Arm's Length third party is one which cannot be matched in kind by the Offeree, the Offeror must set out in

the Notice of Sale its bona fide estimate of the value in cash of said consideration. If the Notice of Sale does not include an estimate as aforesaid, the Offeree may request such estimate, in which event the Acceptance Period shall be suspended until such estimate is received by the Offeree. In case of dispute as to the reasonableness of the estimate, the matter shall be submitted to arbitration in accordance with Part 9, and the Acceptance Period shall be suspended until such arbitrator has reached its decision.

4.6 If any third party ("**Lender**") desires to loan monies ("**Offered Monies**") to the Corporation ("**Borrower**"), the Corporation shall first give a notice (the "**Notice of Loan**") to all Shareholders:

(a) setting out the identity of the Lender;

(b) setting out the proposed price and the proposed terms and conditions of the loan;

(c) attaching a copy of any loan offer received by the Corporation in respect thereof, and

(d) attaching a confirmation of the Corporation or its authorized officer, to the effect that the Corporation wishes to accept the loan.

Within 30 days after the Shareholder's receipt of the Notice of Loan (the "**Acceptance Period**") the Corporation may accept Offered Monies from the Lender unless, within such 30 day period any of the Shareholders have offered in writing, loan terms which are at least as favourable to the Corporation as were the Lender's and are in accordance with §3.21.

Piggy-Back

4.7 If any Shareholder (the "**Offeror**") desires to sell all, but not less than all, of its Shares (the "**Offered Shares**") to an Arm's Length third party, the Offeror shall first give a notice (the "Notice of Sale") to the other Shareholder (the "**Offeree**"):

(a) setting out the identity of the Arm's Length third party;

(b) setting out the proposed price and the proposed terms and conditions of the sale;

(c) attaching a copy of any offer received by the Offeror in respect thereof; and

(d) attaching an affidavit of the Offeror or its authorized officer, to the effect that the Offer is a bona fide binding offer which the Offeror wishes to accept.

Within 30 days after the Offeree's receipt of the Notice of Offer (the "**Acceptance Period**") the Offeree may give a notice (the "**Acceptance**") to the Offeror setting out its willingness to accept an offer to purchase all but not less than all of the Offeree's Shares at the same price and on the same terms and conditions as those set out in the Offer, except only that the closing of the sale of the Offeree's Shares shall be conditional upon the closing of the transaction contemplated by the Offer.

Within 30 days after the expiration of the Acceptance Period, if (and only if) the Offeree gives an Acceptance to the Offeror and if the third party gives an offer to the Offeree to purchase the Offeree's Shares at the same price and on the same terms and conditions as set out in the Offer, the Offeror may accept the Offer and may sell the Offered Shares at the price and pursuant to the terms and conditions set out in the Offer, except only that the closing of the sale of the Offered Shares shall be conditional upon the closing of the transaction contemplated by the third party's offer to the Offeree.

If the Offeree fails to deliver an Acceptance within the Acceptance Period then, within 90 days after the expiration of the Acceptance Period, the Offeror may accept the Offer and sell the Offered Shares to the Arm's Length third party at the price and pursuant to the terms and conditions set out in the Offer.

For greater certainty, the Acceptance Periods referred to in §4.5 and 4.7 shall run contemporaneously.

Carry-Along

4.8 If any Shareholder (the "**Offeror**") receives an offer in writing from an Arm's Length third party (the "**Offer**") to purchase all, but not less than all, of the shares in the capital of the Corporation (the "**Offered Shares**") which it wishes to accept, the Offeror shall follow the" procedures set out in §4.5 and 4.7. In particular, the Offeror shall give to the other Shareholder (the "**Offeree**") a Notice of Sale pursuant to §4.5 and a Notice of Offer pursuant to §4.7. If the Offeree has not delivered an Acceptance pursuant to §4.5 or 4.7 prior to the expiration of the respective Acceptance Periods referred to therein, the Offeror may accept the Offer and sell the Offered Shares at the price and pursuant to the terms and conditions set out in the Offer and the Offeror is hereby irrevocably appointed and constituted as attorney of the Offeree for such purposes with all the powers requisite to close the transaction of purchase and sale provided for in the Offer.

Multiple Offerees

4.9 For greater certainty but without in any way limiting the generality of §1.2, in the event that there are more than two Shareholders:

(a) the term "Offeree" as defined in §4.4, 4.5, 4.7 and 4.8 shall mean all of the Shareholders other than the Offeror, and the Offerees' rights to purchase the Offered Shares shall be exercisable by each Offeree on a basis proportionate to the number of voting Shares owned by such Offeree at the appropriate time, unless otherwise agreed by the Offerees in writing; and

(b) the term "purchasing Shareholder" as used in Part 5 hereof shall mean each purchasing Shareholder.

PART 5
SALE

Purchase Price

5.1 The purchase price of any Share being purchased and sold pursuant to the provisions of §4.4 shall be one hundred per cent of the fair market value of all of the issued and outstanding Shares divided by the number of Shares issued and outstanding:

(a) as determined unanimously by the Shareholders from time to time and recorded in a written instrument signed by the Shareholders in the following form:

> "the undersigned shareholders hereby acknowledge and confirm that the value of each Common Share in the capital of the Corporation for the purposes of §5.2(a) of the Shareholder Agreement dated.◆, ◆, as the same may be amended from time to time, to which the undersigned and others are parties shall be $◆ (US$)."

or, failing such determination within 12 months prior to the date of the Event of Change referred to §4.4, as determined by the outside accountants or auditors of the Corporation in accordance with generally accepted accounting principles, applied on a basis consistent with previous practices, provided that the fees and disbursements of the outside accountants or auditors to determine such purchase price shall be borne by the Corporation; or

(b) as determined, at the option of the Shareholder selling such Share, by the outside accountants or auditors of the Corporation as at the date of the Event of Change referred to in §4.4, in accordance with generally accepted accounting principles, applied on a basis consistent with past practices, provided that such Shareholder exercises such option within five days after the Acceptance Period and provided that such Shareholder indemnifies the Corporation for that proportion of the fees and disbursements of the outside accountants or auditors to determine such purchase price that the number of Shares owned by such Shareholder is of the number of Shares owned by all of the Shareholders.

The term "fair market value" shall mean the highest price obtainable in an open and unrestricted market between knowledgeable and willing parties dealing at Arm's Length who are fully informed and not under any compulsion to transact. The outside accountants or auditors of the Corporation shall determine such purchase price as experts and not as umpires or arbitrators and shall communicate such purchase price to the parties thereto at least ten days before the Date of Closing. The outside accountants or auditors may retain such experts and may seek such information from the parties as may, in the opinion of the outside accountants or auditors, be reasonably required to effectively determine such purchase price.

Date and Time of Closing

5.2 Any sale and purchase of Shares provided for in Part 4 hereof shall be closed at the offices of the solicitors of the Corporation at 10:00 o'clock in the forenoon on the day

provided for in the relevant Part hereof or on such other day as may be agreed upon by the relevant parties, the actual day and time when the said sale and purchase are to be closed being herein referred to as the "Date of Closing" or the "Time of Closing" respectively

Payment of Purchase Price

5.3 At the Time of Closing, the Shareholder selling its Shares shall deliver certificates representing its Shares duly endorsed in blank for transfer and the Shareholder purchasing such Shares shall deliver a certified cheque for the purchase price of the Shares being purchased by such Shareholder.

Corporation Indebtedness to Shareholder

5.4 If, at the Date of Closing, the Corporation shall be indebted to the Shareholder selling its Shares (or any Person Related Thereto) in an amount recorded on the books of the Corporation and verified by the accountants or auditors of the Corporation, then, at the option of the Shareholder purchasing the Shares:

(a) the Corporation shall pay such debt to the Shareholder selling its Shares by certified cheque at the Time of Closing; or

(b) the Shareholder purchasing the Shares shall reimburse and repay, the Shareholder selling its Shares for the full amount of the indebtedness of the Corporation to the Shareholder selling its Shares.

Set-Off

5.5 Amounts owing to the Corporation by a selling Shareholder or any Person Related Thereto pursuant to §5.5 may be set-off against amounts owing by the Corporation to such Shareholder or any Person Related Thereto pursuant to §5.6, and vice versa.

Shareholder Guarantees

5.6 If, at the Date of Closing, the Shareholder selling its Shares (or any Person Related Thereto) shall have any guarantees, securities or covenants pledged with any Person to secure an indebtedness, liability or obligation of the Corporation, then the Corporation and the Shareholder purchasing its Shares shall use all reasonable efforts to deliver up or cause to be delivered up to the Shareholder selling its Shares and cancel or cause to be cancelled such guarantees, securities and/or covenants at or before the Time of Closing. If such is not possible after the purchasing Shareholder shall have used its best efforts to procure such cancellation, the purchasing Shareholder shall, at the Time of Closing and in form reasonably satisfactory to counsel for the Shareholder selling its Shares, indemnify and save harmless the Shareholder selling its Shares from and against all claims arising out of any such guarantees, securities and/or covenants referable to any period of time prior to the Time of Closing, whenever such claims arise, and provide to the selling Shareholder such security in respect thereof as may be reasonably required by the selling Shareholder.

Transferee to be Bound

5.7 Notwithstanding anything to the contrary in this Agreement, the Corporation shall not allot or issue any Shares to any Person other than a Shareholder nor shall any Shareholder sell, assign or transfer any of its Shares to any person other than a Shareholder until

(a) such Person shall have agreed in writing to be bound by the provisions contained in this Agreement; and

(b) if such Person is not an individual, such Person has delivered a certificate to the Corporation specifying the name of the individual who controls such Person, and such individual shall constitute and be deemed to be an Affiliate for the purposes of this Agreement.

Application to Transferee and Transferor

5.8 The provisions contained in this §5 relating to the Shareholders shall cease to apply to any Shareholder which shall have transferred all of its Shares pursuant to the terms hereof and shall apply mutatis mutandis to any person which shall have acquired its Shares pursuant to the terms hereof.

PART 6

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION

Non-Disclosure

6.1 Each of the Shareholders agrees that, so long as it beneficially owns any Shares and at all times after it ceases to be a Shareholder, it shall not, directly or indirectly:

(a) disclose to any Person any name, address or requirement of any customer of the Corporation or of any Person likely to become a customer of the Corporation;

(b) disclose to any Person any process, method or device of the Corporation, any information of or relating to the operations of the Corporation's business, or any marketing plans or data of the Corporation; or

(c) disclose to any Person any of the financial affairs of the Corporation;

other than to the directors, officers and management of the Corporation, provided that this §6.1 shall not apply in respect of any information which is or becomes generally available to the public other than by reason of a breach of this §6.1.

Non -Solicitation

6.2 Each of the Shareholders agrees that, so long as it beneficially owns any Shares and for a period of twelve months after it ceases to be a Shareholder, it shall not, directly or indirectly:

(a) solicit any employee of the Corporation or attempt to direct any such employee away from the Corporation; or

(b) solicit any customer of the Corporation for whom a service is being provided by the Corporation or for whom a service has been provided by the Corporation at any time within the immediately preceding twelve month period or attempt to direct any such customer away from the Corporation;

provided that nothing contained in this Section shall be deemed to affect or impair the otherwise lawful rights of any party hereto to enforce such lawful remedies as are available against such Shareholder at any time thereafter to prevent any such Shareholder from approaching or soliciting any such customer or employee of the Corporation with a view towards inducing such customer or employee to breach any contract between the Corporation and such customer or employee and to recover any damages resulting therefrom.

PART 7

REPRESENTATIONS AND WARRANTIES

Representations of DynaMotive

7.1 DynaMotive hereby represents and warrants to Pendana as follows and acknowledges that Pendana is relying upon such representations and warranties in connection with the entering into of this Agreement,

(a) DynaMotive is a Corporation existing under the laws of the Province of British Columbia;

(b) DynaMotive has all necessary corporate power and authority to enter into this agreement and perform its obligations hereunder;

(c) all necessary corporate action has been taken by DynaMotive to authorize the execution and delivery of this Agreement by DynaMotive and the performance by DynaMotive of its obligations hereunder, and this Agreement has been duly executed and delivered by DynaMotive and constitutes a legal, valid and binding obligation of DynaMotive, enforceable against DynaMotive in accordance with its terms; and

(d) neither the execution and delivery of this Agreement by DynaMotive nor the performance by DynaMotive of its obligations hereunder will conflict with or result in the violation of any of the terms and provisions of the constating documents or by-laws

of DynaMotive or of any agreement, obligation, contract, commitment, law or regulation to which DynaMotive is a party or by which it is bound.

Representations of Pendana

7.2 Pendana hereby represents and warrants to DynaMotive as follows and acknowledges that DynaMotive is relying upon such representations and warranties in connection with the entering into of this Agreement,

(a) Pendana is a Corporation existing under the laws of the British Virgin Islands;

(b) Pendana has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(c) all necessary corporate action has been taken by Pendana to authorize the execution and delivery of this Agreement by Pendana and the performance by Pendana of its obligations hereunder, and this Agreement has been duly executed and delivered by Pendana and constitutes a legal, valid and binding obligation of PENDANA, enforceable against Pendana in accordance with its terms; and

(d) neither the execution and delivery of this Agreement by Pendana nor the performance by Pendana of its obligations hereunder will conflict with or result in the violation of any of the terms and provisions of the constating documents or by-laws of Pendana or of any agreement, obligation, contract, commitment, law or regulation to which Pendana is a party or by which it is bound.

PART 8

ARBITRATION

Appointment

8.1 The Parties shall attempt to resolve all disputes, questions or matters arising under or in connection with this Agreement by negotiation. If a resolution can not be achieved by the Parties within 20 days of the commencement of negotiations, then all disputes, questions or matters arising under or in connection with this Agreement other than Part 6 (including, without limitation, the interpretation of any provision hereof other than Part6) on which any of the parties hereto disagree shall be settled by arbitration as provided in this Part 9. Arbitration proceedings may be commenced by any party or parties (hereinafter called the "Initiating Party") giving notice to any other party or parties hereto (hereinafter called the "Responding Party") specifying the matter to be arbitrated and requiring an arbitration thereof. In the event that the Initiating Party and Responding Party are unable to agree upon an arbitration procedure within ten days after the giving of such notice, the Initiating Party may, by written notice to the Responding Party, designate one arbitrator. The Responding Party may within twenty days thereafter appoint a second arbitrator by a written notice to the Initiating Party. If the Responding Party fails to so appoint a second arbitrator within the time allowed, the first arbitrator appointed by the Initiating Party shall decide the matter as a single arbitrator. If two arbitrators are so appointed they shall

agree on and select in writing a third arbitrator who shall act as chair of the arbitration panel and the three arbitrators shall agree in writing with the Initiating Party and the Responding Party to act as the arbitration panel. If the third arbitrator is required as aforesaid and is not so selected or fails to agree to act as chair within fifteen days of the appointment of the second arbitrator, then either or both of the Initiating Party and the Responding Party shall be entitled to make application to the Supreme Court of British Columbia pursuant to the Arbitration Act, (British Columbia), as amended from time to time, for selection of a third arbitrator. Any such arbitration shall be carried out at the British Columbia International Commercial Arbitration Centre ("Agreed Venue") under the laws of British Columbia.

Decisions

8.2 The resultant arbitration panel shall thereupon proceed to hear the submissions of the Initiating Party and the Responding Party and shall render a decision within sixty days after the appointment of the third arbitrator or within such longer time as the Initiating Party and the Responding Party may agree to in writing. The decision of a majority of the arbitration panel shall be deemed to be the decision of the arbitration panel and such decision shall be final and binding upon the Initiating Party and the Responding Party and not subject to appeal. The arbitration panel shall have the authority to assess the costs of the arbitration panel against either or both of the Initiating Party and the Responding Party, provided, however, that the Initiating Party and the Responding Party shall bear its own witness and counsel fees. All proceedings and hearings relating to any arbitration shall take place at the Agreed Venue. If there shall be only a single arbitrator, he shall render his decision within sixty days after it has been determined that he will be a single arbitrator or within such longer time as the Initiating Party and the Responding Party may agree to in writing and the preceding provisions of this §8.2 shall apply mutatis mutandis.

PART 9

GENERAL

Assignment

9.1 Except as expressly permitted herein, neither this Agreement nor the rights and obligations of any party hereto herein may be assigned without the prior written consent of the other Party hereto.

Notice

9.2 Any notices, requests, demands or other communications required or permitted to be given pursuant to or concerning this Agreement shall be in writing and shall be sufficiently given if personally delivered or sent by registered letter, postage prepaid, or transmitted by telecopy or other form of recorded communication addressed as follows:

(a) if to DynaMotive Energy Systems Corporation at:

Suite 230 -1700 West 75th Ave.,
Vancouver, BC, Canada V6P 6G2

Attention: Andrew Kingston
Facsimile: 1-604-267-6005

(b) if to Pendana Limited at:

Palm Grove House
PO Box 438
Road Town
Tortola
BVI

Attention: Ciara Gurney

With a copy to: Investec Trust (Guernsey) Limited
PO Box 290
St. Peter Port
Guernsey
GY1 3RP
Attn. Ciara Gurney
Facsimile: +44 1481 741267

(c) if to the Corporation at:

Suite 230
1700 West 75th Ave.
Vancouver, British Columbia, Canada, V6P 6G2

Attention: Andrew Kingston
Facsimile: 00 1 604 267 6005

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this §9.2. Any notice, request, demand or communication delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the date it is so delivered to such address, provided that if such day is not a business day, then such notice, request, demand or communication shall be deemed to have been given and received on the next business day following such day. Any notice, request, demand or communication mailed as hereinbefore provided shall be deemed to have been given and received on the fifth business day next following the date of its mailing. Any notice, request, demand or communication transmitted as hereinbefore provided shall be deemed to have been given and received on the first business day after its transmission. Any notice, request, demand or communication given by any party hereto to any other party hereto with knowledge that the intended recipient thereof is, or will on the expected date of receipt, be

absent from Toronto for any period of time shall not be deemed to have been given and received until fifteen days after the return of such party tò Toronto.
In the event of any transfer of Shares pursuant to §4.2, any notice required or permitted to be given to DynaMotive and its Permitted Transferees (including successive Permitted Transferees pursuant to §4.2) pursuant to this Agreement need only be given to DynaMotive, any Shares held by any such Permitted Transferees shall be deemed for all such purposes to be held by DynaMotive, any rights or obligations of such Permitted Transferees shall be deemed to be those of DynaMotive and all actions taken by DynaMotive in connection therewith shall be effective and binding upon all such Permitted Transferees as if made by them, respectively; and any notice required or permitted to be given to Pendana and its Permitted Transferees (including successive Permitted Transferees pursuant to §4.2) pursuant to this Agreement need only be given to Pendana, any Shares held by any such Permitted Transferees shall be deemed for all such purposes to be held by Pendana and any rights or obligations of such Permitted Transferees shall be deemed those of Pendana and all actions taken by Pendana in connection therewith shall be effective and binding upon all such Permitted Transferees as if made by them, respectively.
For the avoidance of doubt, any notices, registers, demands or other communications required or permitted to be given pursuant to or concerning this Agreement shall not be valid if sent by e-mail.

Further Assurances

9.3 The parties hereto shall sign such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, and do and perform and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

Amendments

9.4 This Agreement may only be amended in writing executed by all the Parties hereto.

Enforcement

9.5 It is expressly agreed that the covenants, agreements and obligations herein may be enforced by anyone of the Parties hereto without joining the remaining Parties in any proceedings.

Term

9.6 This Agreement shall be effective and the term hereof shall commence on the date hereof. The term of this Agreement shall continue for so long as two or more Shareholders continue to hold Shares carrying the right to vote.

Successors and Assigns

9.7 The rights and obligations of the parties to this Agreement shall ensure to the benefit of and be binding upon their respective heirs, executors, personal representatives, successors and permitted assigns. Any reference to any of the parties hereto shall be read and

construed to mean the executors, administrators, trustees or other legal or personal representatives or successors or assigns of such party as the case may be, where the circumstances and the context of the provision requires.

Severability

9.8 The invalidity or unenforceability of any provision in the Agreement shall not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be deemed to be severable. The parties agree that the provisions hereof are reasonable and intend this Agreement to be enforced as written. If any provision or part thereof is held to be invalid or unenforceable by reason of the duration thereof, the area covered thereby or the types of activities restricted thereby, all parties agree that an arbitrator or arbitration panel making such determination in accordance with Part 8 hereof shall have the power to reduce the duration and/or area of such provision or types of activities restricted and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

Counterparts

9.9 This Agreement maybe executed in two or more counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. If this Agreement is executed in counterparts, each of the parties hereto shall receive a complete set of originally signed counterparts hereof.

Waiver

9.10 No provision of this Agreement shall be deemed to be waived as a result of the failure of any party hereto to require the performance of any term or condition of this Agreement or by other course of conduct. To be effective, a waiver must be in writing, signed by each of the parties hereto and must state specifically that it is intended to constitute a waiver of a term or breach of this Agreement. The waiver by any party hereto of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto as of the day and year first above written.

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per: ______________________________

R. Andrew Kingston / President

PENDANA LIMITED BVI

Per: ____________________
~~Authorised Signatory~~
Director/~~Authorised Signatory~~
GFT Directors Limited
Corporate Director

____
~~Authorised Signatory~~
Director/~~Authorised Signatory~~
Finistere Directors Limited
Corporate Director

CORPORATION

Per: ____________________
R. Andrew Kingston / President

SCHEDULE A

DYNAMOTIVE OPPORTUNITIES

1. Canada: Nova Scotia - DynaMotive and E&R Langille Ltd. have identified and secured 200 tpd with an option to a further 300 tpd in what could be a facility that would produce the equivalent of 1100 BOE. The project is under development at this time and an engineering project development report ("PDR") has been completed.

2. Canada: British Columbia - Pine Beetle. DynaMotive in conjunction with First Nations Communities, Mitsubishi Canada Limited and Leading Edge BC has over the past two years furthered the case for the development of a large pool of bio mass to be allocated for the production of BioOil as means of utilising Pine Beetle kill lumber residue.

DynaMotive is in a position to place bids for the development of approximately 600-1000 tpd of processing capacity in the province, with potential for further expansion.

3. Canada: Saskatchewan: DynaMotive has developed a strong working relationship with the Saskatchewan government and in particular with the Forestry departments. DynaMotive has identified large pools of biomass that are more or less stranded due to their remote locations. Landfilled biomass and new biomass production from existing forestry operations can be accessed to replicate the British Columbia opportunity.

4. Brazil: DynaMotive and Grupo Cosan have been working since 1999 in the development of bio oil production from sugar cane bagasse. BioOil production has been demonstrated successfully. In addition project development models have been completed as well as detailed engineering analysis, technical and economic feasibility studies. The development opportunity with Grupo Cosan can exceed 2000 tpd of capacity (4400 BOE per day).

5. Ukraine: DynaMotive and Rika Ltd. have secured 8,700 hectares of arable land that will be applied for the production of woody energy crops; it is estimated that once in production an hectare would yield 30 tonnes of bio mass, which is enough to support 800 tpd of capacity or (1920 BOE per day).

6. Bulgaria: 400 tonnes per day project defined.